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                                                                    EXHIBIT 99.1

[RENAL CARE GROUP LOGO]

                                  NEWS RELEASE


CONTACT:   R. DIRK ALLISON
           CHIEF FINANCIAL OFFICER
           615-345-5500

                RENAL CARE GROUP EXTENDS STOCK REPURCHASE PROGRAM
                      AND INCREASES AMOUNT TO $250 MILLION

Nashville, Tennessee, (August 12, 2003) -- Renal Care Group, Inc. (NYSE:RCI) today announced that its Board of Directors authorized an extension of its stock repurchase program through December 2004 and an increase in the plan from $200 million to $250 million. The Board of Directors previously increased the authorized amount under the repurchase program from $100 million to $200 million in November 2002. Through August 8, 2003, the Company had repurchased $111.8 million of its common stock under the repurchase program, leaving $138.2 million available for further repurchases prior to December 2004.

         The Company intends to repurchase its stock from time to time at prices prevailing in the market or in privately negotiated transactions on conditions acceptable to the Company. The actual number of shares repurchased, the timing of purchases and the price paid will be at the Company's discretion and will depend on market conditions and other relevant factors. Repurchased shares are held in Renal Care Group's treasury and will be available for resale and for general corporate purposes. As of August 8, 2003, the Company had approximately
49.1 million common shares outstanding, net of 3.5 million shares held in treasury.

         Renal Care Group, Inc. is a specialized dialysis services company that provides care to patients with kidney disease. The Company treats over 21,100 patients at more than 270 owned outpatient dialysis facilities, in addition to providing acute dialysis services at approximately 120 hospitals. Over 6,500 associates provide services across the Company's 27-state network. More information about Renal Care Group, Inc. may be found at www.renalcaregroup.com.

         Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are usually preceded by words like expect, plan, intend, will and the like, include statements regarding our financial outlook for 2003 and any other statements that necessarily depend on future events. These forward-looking statements reflect management's expectations and are based upon currently available information. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Renal Care Group to differ materially from those expressed in or implied by the forward-looking statements, including risks related to: compliance with health care and other applicable laws; changes in the Medicare and Medicaid programs; risks related to the drug Epogen (EPO); payment reductions by private insurers, hospitals or managed care organizations; the integration of acquired companies; executive succession and dependence on executive officers; and changes in the health care delivery, financing or reimbursement systems. These and other factors affecting the Company are discussed in more detail in Renal Care Group's reports filed with the Securities and Exchange Commission, including without limitation Renal Care Group's most recent annual report on Form 10-K and any quarterly reports on Form 10-Q filed after that annual report. Copies of these filings are available from Renal Care Group upon request.

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